Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Rock-Tenn Company (as used herein means Rock-Tenn Company and its consolidated subsidiaries, which we refer to collectively as “Rock-Tenn”, “we”, “us”, or “our”) derived the following unaudited pro forma condensed combined financial data by the application of pro forma adjustments to our historical financial statements and the historical financial statements of Southern Container Corp. and its consolidated subsidiaries (“Southern Container”). In addition, the following unaudited pro forma condensed combined statements of income for the year ended September 30, 2007 and the three months ended December 31, 2007 reflect the following events as if each had occurred on October 1, 2006, and the unaudited pro forma balance sheet as of December 31, 2007 reflects the following events as if each had occurred on December 31, 2007:

•	the acquisition of Southern Container and certain related transactions required by the Merger Agreement;

•	the issuance of notes for proceeds of $200.0 million;

•	the incurrence of approximately $906.2 million of borrowings under our new credit facilities;

•	the issuance of approximately $550.0 million initial notional amount of interest rate swaps with a fixed interest rate of 5.6%; and

•	the refinancing of all amounts outstanding under our existing credit facilities, which aggregated $246.1 million at December 31, 2007.

The unaudited pro forma condensed combined statement of income for the year ended September 30, 2007 utilizes the consolidated statement of income for Rock-Tenn for the year ended September 30, 2007 and the consolidated statement of operations of Southern Container for the 52-weeks ended September 8, 2007. The unaudited pro forma condensed combined statement of income for the three months ended December 31, 2007 utilizes the unaudited consolidated statement of income for Rock-Tenn for the three months ended December 31, 2007 and the unaudited consolidated statement of operations of Southern Container for the 12 weeks ended December 1, 2007. The unaudited pro forma condensed combined balance sheet as of December 31, 2007 utilizes the unaudited balance sheet of Rock-Tenn as of December 31, 2007 and the unaudited balance sheet of Southern Container as of December 1, 2007. For purposes of the presentation below, Southern Container’s results for the 52-week period ended September 8, 2007 and for the 12-week period ended and as of December 1, 2007 have been combined with our results for the periods ended as September 30, 2007 and December 31, 2007, respectively.

The unaudited pro forma condensed combined financial data have been prepared giving effect to the Southern Container acquisition, which will be accounted for using the purchase method of accounting in accordance with SFAS No. 141, “Business Combinations.” The total purchase price will be allocated to the net assets of Southern Container based upon estimates of fair value. The pro forma adjustments are based on a preliminary assessment of the value of acquired assets and liabilities of Southern Container by management. Management will utilize a formal valuation analysis by an outside appraisal firm in determining the final purchase price allocation. Accordingly, the final purchase price allocation may include material adjustments to the preliminary fair values of acquired assets and liabilities, including but not limited to property and equipment, identifiable intangible assets and goodwill, as well as changes in cash consideration based on changes in cash, indebtedness and working capital on the closing date.

The adjustments to the unaudited pro forma condensed combined statement of income are based upon available information and certain assumptions that we believe are reasonable and exclude the following non-recurring charges that will be incurred in connection with the Transactions: (1) the pre-tax write-off of approximately $3.0 million of fees related to an unused bridge financing commitment; (2) the pre-tax write-off of approximately $1.9 million of deferred financing fees related to the refinancing of all amounts outstanding under our existing credit facility; and (3) pre-tax compensation expense of approximately $8.2 million over the next 12 months to be paid to retain former senior executives of Southern Container who remain employees of Rock-Tenn for at least one year following the acquisition. The pro forma condensed combined financial information should be read in conjunction with both our and Southern Container’s respective historical financial statements and the related notes thereto. The pro forma condensed combined financial information is presented for informational purposes only and does not purport to represent what our actual results of operations or financial position would have been had the Southern Container acquisition and related Transactions described above been consummated at the date indicated, nor is it necessarily indicative of our future results of operations or financial condition. In addition, to the extent we choose to make the Code Section 338(h)(10) election, we will be obligated to pay the sellers approximately $69.3 million. If so elected, this obligation may require the use of our new credit facilities. No interest expense resulting from such potential borrowing has been provided in the unaudited pro forma condensed combined statements of income.

Rock-Tenn Company
Unaudited Pro Forma Condensed Combined Balance Sheets
As of December 31, 2007(1)
(In millions)

	Historical				Condensed
		Southern	Pro Forma		Pro Forma
	Rock-Tenn	Container	Adjustments		Combined

ASSETS
Current assets:
Cash and cash equivalents	$35.6	$83.6	$(75.6)	(a)	$43.6
Restricted cash	—	5.3	—		5.3
Accounts receivable	212.6	48.5	—		261.1
Inventories	226.5	35.9	5.8	(b)	268.2
Receivables from related parties	—	0.5	(0.5)	(c)	—
Other current assets	21.1	2.9	8.2	(d)	32.2

Total current assets	495.8	176.7	(62.1)		610.4
Net property, plant and equipment	828.0	312.9	212.8	(e)	1,353.7
Goodwill	364.9	19.3	306.3	(f)	690.5
Intangibles, net	66.4	—	192.6	(g)	259.0
Investment in unconsolidated entities	28.3	1.6	—		29.9
Restricted cash and marketable debt securities	—	10.8	—		10.8
Other assets	15.4	12.4	9.8	(h)	37.6

	$1,798.8	$533.7	$659.4		$2,991.9

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of debt	$182.7	$7.4	$111.0	(k)	$301.1
Accounts payable	147.2	32.9	—		180.1
Accrued compensation and benefits	48.2	36.8	(7.5)	(i)	77.5
Other current liabilities	64.3	3.3	3.6	(j)	71.2

Total current liabilities	442.4	80.4	107.1		629.9

Long-term debt due after one year	555.6	136.5	851.8	(k)	1,543.9
Hedge adjustments resulting from terminated fair value interest rate derivatives or swaps	8.1	—	—		8.1

Total long-term debt	563.7	136.5	851.8		1,552.0

Accrued pension and other long-term benefits	46.2	—	—		46.2
Deferred income taxes	122.9	9.9	—		132.8
Other long-term liabilities	10.3	4.3	—		14.6
Minority interest	10.1	16.4	(10.2)	(l)	16.3
Shareholders’ equity:
Class A common stock	0.4	—	—		0.4
Capital in excess of par value	225.1	—	—		225.1
Retained earnings	369.7	284.0	(287.1)	(m)	366.6
Accumulated other comprehensive income	8.0	2.2	(2.2)	(n)	8.0

Total shareholders’ equity	603.2	286.2	(289.3)		600.1

	$1,798.8	$533.7	$659.4		$2,991.9

(1)	The unaudited pro forma condensed combined balance sheet as of December 31, 2007 utilizes the consolidated balance sheet for Rock-Tenn as of December 31, 2007 and the condensed consolidated balance sheet of Southern Container as of December 1, 2007.

See accompanying notes for an explanation of pro forma adjustments.

Rock-Tenn Company
Unaudited Pro Forma Condensed Combined Balance Sheets — Notes
(Dollars in millions)

Note 1. Basis of Presentation

The unaudited pro forma condensed combined financial statements reflect (1) acquisition pro forma adjustments for the acquisition of Southern Container and certain related transactions required by the Merger Agreement and (2) pro forma adjustments to reflect the offering of the notes and borrowings under the new credit facilities. The unaudited pro forma condensed combined financial statements do not include any transaction costs, restructuring costs, compensation expenses or other one-time charges that may be incurred with integrating the operations of Southern Container nor do they include synergies, or other cost reductions that may result from the transactions.

Note 2. Acquisition of Southern Container

The Company’s management has made a preliminary allocation of the purchase price to the tangible and intangible assets acquired and liabilities assumed based on various preliminary estimates. The allocation of the estimated purchase price is preliminary, pending finalization of various estimates and analyses. Since these unaudited pro forma condensed combined financial statements have been prepared based on preliminary estimates of purchase consideration and fair values attributable to the acquisition, the actual amounts eventually recorded for the acquisition may differ materially from the information presented. Based on this preliminary information, and subject to changes upon the completion of the valuations, the allocation of the preliminary estimated purchase price is as set forth below.

The estimated pro forma total purchase price of the Southern Container acquisition is as follows:

Estimated purchase price	$859.8
Estimated assumed debt	132.9
Seller financing	113.7
Estimated acquisition costs	5.0

Total estimated purchase price	$1,111.4

Cash including restricted cash	$53.4
Working capital excluding cash and restricted cash	30.4
Property, plant and equipment	525.7
Goodwill	325.6
Intangible assets	192.6
Other long-term assets	4.1
Other long-term liabilities	(14.2)
Minority interest	(6.2)

Total estimated purchase price	$1,111.4

Note 3. Pro Forma Adjustments

The following represents an explanation of the various pro forma adjustments to the Condensed Combined Consolidated Balance Sheet.

(a)	Represents adjustments necessary to distribute $46.3 million of excess cash of Southern Container to its owners, prior to the acquisition, and $29.3 million of cash of Rock-Tenn assumed to be used to fund the acquisition.

(b)	Represents the step-up in inventory basis to fair market value of inventories acquired in the transaction. Fair market value is based on estimated selling price, less the sum of costs to complete and of disposal and a reasonable profit allowance for the selling effort.

(c)	Represents the elimination of receivables from related parties of Southern Container as these receivables are to be settled prior to the date of acquisition.

(d)	Represents an estimated $8.2 million of deferred compensation costs, paid into escrow on behalf of key Southern Container employees at closing, which will be earned by the service of those employees to Rock-Tenn over a one year period after the date of closing the transaction. These costs will be amortized to expense over that one year period. The pro forma combined statement of operations does not reflect the impact of this item in the statement of income as this amount is directly related to the transactions and is not expected to have a continuing impact on Rock-Tenn’s operations.

(e)	Represents the step-up in basis of Southern Container’s property, plant and equipment from its recorded net book value to its preliminarily estimated fair market value as of December 1, 2007.

Rock-Tenn Company
Unaudited Pro Forma Condensed Combined Balance Sheets — Notes (continued)

(f)	Goodwill represents the excess of the purchase price over the fair value of the underlying net tangible and identifiable intangible assets. Goodwill at December 1, 2007 is estimated to be $325.6 million, which is an increase of $306.3 million over Southern Container’s book value of goodwill prior to the acquisition. Goodwill, which is not amortized for GAAP purposes, has a 15 year life for tax purposes.

(g)	Represents adjustments to record the preliminary estimated fair market value of intangibles, primarily customer relationships of $135.0 million, trade names and trademarks of $50.0 million and a steam supply contract of $7.6 million. The intangibles will be amortized for GAAP over estimated useful lives ranging from 11 to 40 years, and primarily over 15 years for tax purposes.

(h)	Represents (i) primarily the elimination of $9.9 million of intangibles and deferred financing costs recorded by Southern Container (such intangibles are included in (g) above) and (ii) the inclusion of an estimated $26.0 million of financing costs expected to be incurred by Rock-Tenn with respect to the transaction, net of the write off of $3.0 million of bridge loan fees expensed at closing and $1.9 million of financing costs previously deferred by Rock-Tenn, and the reclassification of $1.4 million of deferred acquisition costs.

(i)	Represents the elimination of compensation accruals for Southern Container key employees that will be paid on closing either directly to such employees or into escrow accounts on behalf of such employees.

(j)	Represents the recording of liabilities for the estimated fair value of supply contracts assumed upon acquisition net of the tax benefit related to the write off of the bridge loan fees and deferred financing costs referred to in footnote (h) above.

(k)	Represents the estimated debt balances of the combined company on December 1, 2007, as a result of the refinancing of the combined company’s credit facilities, the issuance of $200.0 million in senior notes, and an estimated amount of $113.7 million financed by the sellers, plus amounts borrowed under (i) Rock-Tenn’s August 2011 notes and March 2013 notes, (ii) its Receivables Facility, (iii) its industrial development bonds, and (iv) other notes, plus amounts borrowed by Solvay Paperboard LLC under its industrial development bonds and various other notes of Southern Container.

(l)	Represents the elimination of the minority owner’s interest in the book equity of Solvay LLC as this interest was purchased in its entirety by Southern Container on January 10, 2008. Such purchase was required as a condition of the transaction.

(m)	Represents the elimination of the historical shareholder’s equity of Southern Container and the after-tax write off for the bridge loan fees and deferred financing costs referred to in footnote (h) above.

(n)	Represents the elimination of historical amounts recorded in accumulated other comprehensive income by Southern Container as a result of translation gains on its investment in its Canadian operations.

Rock-Tenn Company
Unaudited Pro Forma Condensed Combined Statements of Income
For the Three Months Ended December 31, 2007(1)
(In millions, except per share data)

	Historical				Condensed
		Southern	Pro Forma		Pro Forma
	Rock-Tenn	Container	Adjustments		Combined
Net sales	$596.3	$136.7	$—		$733.0
Cost of goods sold	489.3	95.5	—		584.7
	—	—	0.7	(a)
	—	—	(0.8)	(b)

Gross profit	107.0	41.2	0.1		148.3
Selling, general and administrative expenses	65.2	13.2	2.3	(c)	80.0
	—	—	(0.7)	(d)
Restructuring and other costs, net	3.0	—	—		3.0

Operating profit	38.8	28.0	(1.5)		65.3
Interest expense	(11.8)	(4.9)	(15.5)	(e)	(32.2)
Interest and other income (expense), net	(0.1)	1.0	(1.0)	(f)	(0.1)
Equity in income (loss) of unconsolidated entities	(0.3)	0.2	—		(0.1)
Minority interest in income of consolidated subsidiaries	(0.9)	(2.4)	2.2	(g)	(1.1)

Income before income taxes	25.7	21.9	(15.8)		31.8
Income tax expense	(8.2)	(1.0)	(2.0)	(h)	(11.2)

Net income	$17.5	$20.9	$(17.8)		$20.6

Weighted average basic shares outstanding	37.3				37.3

Weighted average diluted shares outstanding	38.0				38.0

Basic earnings per share:
Net income	$0.47				$0.55

Diluted earnings per share:
Net income	$0.46				$0.54

(1)	The unaudited pro forma condensed combined statement of income for the three months ended December 31, 2007 utilizes the consolidated statement of income for Rock-Tenn for the three months ended December 31, 2007 and the condensed consolidated statement of operations of Southern Container for the 12-weeks ended December 1, 2007.

See accompanying notes for an explanation of pro forma adjustments.

Rock-Tenn Company
Unaudited Pro Forma Condensed Combined Statements of Income — Notes
(Dollars in millions)

(a)	Represents the adjustment to depreciation expense recorded in cost of sales as a result of the step-up in the basis of acquired Southern Containers’s fixed assets to its estimated fair market value. We expect to depreciate the estimated fair market value of property, plant and equipment, of approximately $525.7 million, on a straight-line basis over estimated useful lives that range from 3 to 20 years. The depreciation expense adjustment includes the impact of conforming the depreciable lives of acquired Southern Container fixed assets to Rock-Tenn’s depreciable lives.

(b)	Represents the impact on the post-transaction income statement resulting from the power steam contract and the liabilities for the fair value of various supply contracts being recorded as part of the purchase price accounting.

(c)	Represents primarily the adjustment to amortization expense, recorded in selling, general and administrative expense, as a result of intangibles acquired. We expect to amortize the estimated fair value of the identifiable intangibles of approximately $185.0 million (primarily for customer relationships and trademarks and trade names) on a straight-line basis over estimated useful lives that range from 15 to 40 years.

(d)	Represents the elimination of expenses that Southern Container historically incurred for items and functions that the combined company is not expected to incur in future, due to changes in employment and other contractual arrangements. These items include certain compensation paid to the sellers, fees paid to directors of Southern Container and certain charitable donations.

(e)	Represents the net increase in interest expense related to the additional indebtedness incurred to finance the acquisition of Southern Container and to refinance certain existing indebtedness. Pro forma interest expense assumes total debt of $1,853.1 and a weighted average interest rate of 6.4%. The pro forma interest expense incorporates estimates for debt bearing variable rates, fixed rates and the impact of accounting for hedges terminated in prior periods as well as the amortization of financing costs. A 1/8 th percent change in the assumed variable interest rate related to the financing, without taking into account the impact of any floating to fixed interest rate swaps we have in place, would change pro forma interest expense by approximately $1.3 million.

(f)	Represents the elimination of interest income as it is anticipated that any excess cash balances at Southern Container will be used to reduce debt.

(g)	Represents the elimination of the book basis of the minority owners in Solvay Paperboard LLC, since such owners’ interests were purchased by Southern Container on January 10, 2008 as required pursuant to the transaction.

(h)	Represents adjustments to the effective combined federal and state income tax rate to reflect the conversion of Southern Container from its historic S Corp status, prior to acquisition, to its future C Corp status, post-acquisition. The effective tax rate has been assumed to be 37.9%, which incorporates a blending of Rock-Tenn’s recent historic effective tax rate, and an estimate of Southern Container’s combined federal and state income tax rates.

Rock-Tenn Company
Unaudited Pro Forma Condensed Combined Statements of Income
For the Fiscal Year Ended September 30, 2007(1)
(In millions, except per share data)

	Historical				Condensed
		Southern	Pro Forma		Pro Forma
	Rock-Tenn	Container	Adjustments		Combined

Net sales	$2,315.8	$537.9	$—		$2,853.7
Cost of goods sold	1,870.2	391.4	—		2,258.3
	—	—	0.4	(a)*
	—	—	(3.7)	(b)*

Gross profit	445.6	146.5	3.3		595.4
Selling, general and administrative expenses	259.1	58.5	9.8	(c)*	319.7
	—	—	(7.7)	(d)*
Restructuring and other costs, net	4.7	—	—		4.7

Operating profit	181.8	88.0	1.2		271.0
Interest expense	(49.8)	(11.9)	(57.7)	(e)*	(119.4)
Interest and other income (expense), net	(1.3)	3.8	(3.8)	(f)*	(1.3)
Equity in income (loss) of unconsolidated entities	1.1	(0.5)	—		0.6
Minority interest in income of consolidated subsidiaries	(4.8)	(10.0)	9.2	(g)*	(5.6)

Income before income taxes	127.0	69.4	(51.1)		145.3
Income tax expense	(45.3)	(2.9)	(6.8)	(h)*	(55.0)

Net income	$81.7	$66.5	$(57.9)		$90.3

Weighted average basic shares outstanding	38.5				38.5

Weighted average diluted shares outstanding	39.5				39.5

Basic earnings per share:
Net income	$2.12				$2.35

Diluted earnings per share:
Net income	$2.07				$2.29

(1)	The unaudited pro forma condensed combined statement of income for the year ended September 30, 2007 utilizes the consolidated statement of income for Rock-Tenn for the year ended September 30, 2007 and the condensed consolidated statements of income of Southern Container for the 52-weeks ended September 8, 2007.

*	See footnotes (a) through (h), as applicable, on the prior page.

See accompanying notes for an explanation of pro forma adjustments.